Exhibit 99 (a)

PORTEC, INC.
SAVINGS AND INVESTMENT PLAN
FINANCIAL REPORT
DECEMBER 31, 1997
                                 C O N T E N T S




INDEPENDENT AUDITOR'S REPORT               1

FINANCIAL STATEMENTS

  Statements of net assets available for benefits
     (with fund information)               2 - 5

  Statements of changes in net assets available for benefits
     (with fund information)               6 - 9

  Notes to financial statements            10 - 13

SUPPLEMENTAL SCHEDULES

      Item 27(a) - Schedule of assets held for investment
       purposes                            14

      Item 27(d) - Schedule of reportable transactions15









                          INDEPENDENT AUDITOR'S REPORT


To the Board of Directors,
  Board of Trustees and Administrative Committee
Portec, Inc. Savings and Investment Plan
Lake Forest, Illinois

We have audited the accompanying statements of net assets available for benefits of Portec, Inc. Savings and Investment Plan (the Plan) as of December 31, 1997 and 1996, and the related statements of changes in net assets available for benefits for the years then ended. These financial statements are the responsibility of the Plan's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for benefits of the Portec, Inc. Savings and Investment Plan as of December 31, 1997 and 1996, and the changes in net assets available for benefits for the years then ended in conformity with generally accepted accounting principles.

Our audits were made for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedules of assets held for investment purposes and reportable transactions as of or for the year ended December 31, 1997, are presented for purposes of additional analysis and are not a required part of the basic financial statements, but are supplementary information required by the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. The Fund Information in the statements of net assets available for benefits and the statements of changes in net assets available for benefits is presented for purposes of additional analysis rather than to present the net assets available for benefits and changes in net assets available for benefits for each fund. The supplemental schedules and fund information have been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, are fairly stated in all material respects in relation to the basic financial statements taken as a whole.






Lincolnshire, Illinois
March 13, 1998


 STATEMENT OF NET ASSETS AVAILABLE FOR BENEFITS

 (WITH FUND INFORMATION)
 DECEMBER 31, 1997

                                                               T-Rowe            T-Rowe           T-Rowe
                                                               Price             Price            Price
                                                               Associates        Associates       Associates
                                                Portec,Inc.    New               Prime            Short-Term
                                                Common         Horizons          Reserve          Bond
 ASSETS                                         Stock Fund     Fund              Fund             Fund



 Investments, at fair value:
   Shares of registered investment           $          -    $    2,505,699   $    1,139,786   $      841,658
 companies

   Common stock                                   3,846,540             -                -                -

   Participants notes receivable                        -               -                -                -
                                                  3,846,540       2,505,699        1,139,786          841,658



 Receivables:
   Employer's contribution                          257,574             -                -                -

   Participants' contributions                        4,378           6,120            3,536            1,588
   Accrued interest                                     -               -                -                -

   Due from other funds                                 669             433               82              109

                                                    262,621           6,553            3,618            1,697
           TOTAL ASSETS                           4,109,161       2,512,252        1,143,404          843,355


 LIABILITIES

   Due to other funds                                   -               -                -                -


 NET ASSETS AVAILABLE

   FOR BENEFITS                              $    4,109,161  $    2,512,252   $    1,143,404   $      843,355



See Notes to Financial Statements.






       T-Rowe          T-Rowe           T-Rowe
       Price            Price           Price
      Associates      Associates       Associates
       Equity         Small-Cap      International      Participant
       Income           Value           Stock            Notes
        Fund            Fund             Fund          Receivable         Total




 $    5,779,227   $      546,240   $      391,386   $         -     $   11,203,996
            -                -                -               -          3,846,540

            -                -                -           250,604          250,604

      5,779,227          546,240          391,386         250,604       15,301,140




            -                -                -               -            257,574
         10,795            2,714            4,009             -             33,140

            -                -                -               342              342
            804               77              243             -                -

         11,599            2,791            4,252             342          291,056


      5,790,826          549,031          395,638         250,946       15,592,196




            -                -                -             2,417              -




 $    5,790,826   $      549,031   $      395,638   $     248,529   $   15,592,196

 STATEMENT OF NET ASSETS AVAILABLE FOR BENEFITS

 (WITH FUND INFORMATION)
 DECEMBER 31, 1996

                                                                T-Rowe          T-Rowe           T-Rowe
                                                                Price           Price            Price
                                                                Associates      Associates       Associates
                                                Portec,Inc.     New             Prime            Short-Term
                                                Common          Horizons        Reserve          Bond
 ASSETS                                         Stock Fund      Fund            Fund             Fund



 Investments, at fair value:
   Shares of registered investment           $          -    $    2,133,598   $      969,520   $      715,489
 companies

   Common stock                                   2,276,786             -                -                -

   Participants notes receivable                        -               -                -                -
                                                  2,276,786       2,133,598          969,520          715,489



 Receivables:
   Employer's contribution                          483,944             -                -                -

   Participants' contributions                        3,889           8,861            3,337            3,207
   Accrued interest                                     -               -                -                -

   Due from other funds                               1,823             831              677              374

                                                    489,656           9,692            4,014            3,581


           TOTAL ASSETS                           2,766,442       2,143,290          973,534          719,070


 LIABILITIES

   Due to other funds                                   -               -                -                -


 NET ASSETS AVAILABLE

   FOR BENEFITS                              $    2,766,442  $    2,143,290   $      973,534   $      719,070










       T-Rowe          T-Rowe           T-Rowe
       Price            Price           Price
     Associates      Associates       Associates
      Equity         Small-Cap      International      Participant
      Income           Value           Stock            Notes
        Fund            Fund             Fund          Receivable         Total




 $    4,746,100   $      357,193   $      357,349   $         -     $    9,279,249

            -                -                -               -          2,276,786

            -                -                -           286,744          286,744
      4,746,100          357,193          357,349         286,744       11,842,779




            -                -                -               -            483,944

         15,800            5,017            4,737             -             44,848
            -                -                -               940              940

          1,817              195              490             -                -

         17,617            5,212            5,227             940          529,732


      4,763,717          362,405          362,576         287,684       12,372,511




            -                -                -             6,207              -




 $    4,763,717   $      362,405   $      362,576   $     281,477   $   12,372,511



 STATEMENT OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS

 (WITH FUND INFORMATION)

 YEAR ENDED DECEMBER 31, 1997
                                                                T-Rowe           T-Rowe           T-Rowe
                                                                Price            Price            Price
                                                                Associates       Associates       Associates
                                               Portec,Inc.      New              Prime            Short-Term
                                               Common           Horizons         Reserve          Bond
                                               Stock Fund       Fund             Fund             Fund


 Additions to net assets attributed to:
   Investment income:

  Net appreciation (depreciation) in
  fair value of investments:                 $    1,168,532  $      164,608   $          -     $        1,258

     Interest and dividends                          84,463          60,813           52,677           40,707

                                                  1,252,995         225,421           52,677           41,965


 Contributions:
   Employer's match                                 257,574             -                -                -

   Participants'                                     66,757         191,562           78,320           68,068

                                                    324,331         191,562           78,320           68,068


           Total additions                        1,577,326         416,983          130,997          110,033


 Deductions from net assets attributed to

   benefits paid directly to participants           243,168          93,910          134,834          107,360


           NET INCREASE (DECREASE) PRIOR
 TO

             INTERFUND TRANSFERS                  1,334,158         323,073          (3,837)            2,673



 Interfund transfers                                  8,561          45,889          173,707          121,612



           Net increase (decrease)                1,342,719         368,962          169,870          124,285


 Net assets available for benefits:

   Beginning of year                              2,766,442       2,143,290          973,534          719,070


   END OF YEAR                               $    4,109,161  $    2,512,252   $    1,143,404   $      843,355




See Notes to Financial Statements.





       T-Rowe          T-Rowe           T-Rowe
       Price            Price           Price
     Associates      Associates       Associates
      Equity         Small-Cap      International      Participant
      Income           Value           Stock            Notes
       Fund            Fund             Fund          Receivable         Total




 $      728,905   $       80,828   $     (15,588)   $         -     $    2,128,543

        578,559           34,712           20,710          22,431          895,072
      1,307,464          115,540            5,122          22,431        3,023,615




            -                -                -               -            257,574

        327,422          104,702          101,824             -            938,655

        327,422          104,702          101,824             -          1,196,229


      1,634,886          220,242          106,946          22,431        4,219,844




        373,677           15,990           14,248          16,972        1,000,159



      1,261,209          204,252           92,698           5,459        3,219,685




      (234,100)         (17,626)         (59,636)        (38,407)              -



      1,027,109          186,626           33,062        (32,948)        3,219,685



      4,763,717          362,405          362,576         281,477       12,372,511



 $    5,790,826   $      549,031   $      395,638   $     248,529   $   15,592,196



 STATEMENT OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS

 (WITH FUND INFORMATION)

 YEAR ENDED DECEMBER 31, 1996
                                                                   T-Rowe           T-Rowe           T-Rowe
                                                                   Price            Price            Price
                                                                   Associates       Associates       Associates
                                                 Portec,Inc.       New              Prime            Short-Term
                                                 Common            Horizons         Reserve          Bond
                                                 Stock Fund        Fund             Fund             Fund

 Additions to net assets attributed to:
   Investment income:

     Net appreciation (depreciation) in
      fair value of investments:                 $   66,778  $      117,985   $          -     $     (14,474)
     Interest and dividends                          17,724         194,421           54,119           41,605

                                                     84,502         312,406           54,119           27,131


 Contributions:

   Employer's match                                 483,859             -                -                -
   Participants'                                     63,557         160,220           84,387           69,061

                                                    547,416         160,220           84,387           69,061


           Total additions                          631,918         472,626          138,506           96,192



 Deductions from net assets attributed to
   benefits paid directly to participants           122,829          53,651          326,097           34,318


           NET INCREASE (DECREASE) PRIOR
 TO

             INTERFUND TRANSFERS                    509,089         418,975        (187,591)           61,874




 Interfund transfers                                (4,769)       (115,829)           55,565         (28,206)


           Net increase (decrease)                  504,320         303,146        (132,026)           33,668


 Net assets available for benefits:

   Beginning of year                              2,262,122       1,840,144        1,105,560          685,402


   END OF YEAR                               $    2,766,442  $    2,143,290   $      973,534   $      719,070












      T-Rowe          T-Rowe           T-Rowe
      Price           Price            Price
      Associates      Associates       Associates
      Equity          Small-Cap        International     Participant
      Income          Value            Stock             Notes
      Fund            Fund             Fund              Receivable         Total







 $      495,368   $       42,554   $       33,405   $         -     $      741,616

        297,595           17,862            9,234          17,700          650,260
        792,963           60,416           42,639          17,700        1,391,876




            -                -                -               -            483,859

        283,411           83,082           74,637             -            818,355

        283,411           83,082           74,637             -          1,302,214


      1,076,374          143,498          117,276          17,700        2,694,090




        142,275            6,041            6,362           6,166          697,739




        934,099          137,457          110,914          11,534        1,996,351



        (7,560)           17,202           24,944          58,653              -



        926,539          154,659          135,858          70,187        1,996,351



      3,837,178          207,746          226,718         211,290       10,376,160



 $    4,763,717   $      362,405   $      362,576   $     281,477   $   12,372,511


Significant Accounting Policies

Investment valuation and income recognition: The Portec, Inc. Savings and Investment Plan's (the Plan) investments are stated at fair value. Investments in shares of registered investment companies are valued at quoted market prices which represent the net asset value of shares held by the Plan at year-end. Investments in the Portec, Inc. (the Employer) common stock are valued at its quoted market price. Participant notes receivable are valued at face value, which approximates fair value. Purchases and sales of securities are recorded on trade-date basis. Interest income is recorded on the accrual basis. Dividends are recorded on the ex-dividend date.

Payment of benefits:  Benefits are recorded when paid.

Accounting estimates: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Plan Description

The following description of the Plan provides only general information. Participants should refer to the Plan agreement for a more complete description of the Plan's provisions.

General: The Plan, as amended, is a defined contribution plan covering all salaried and hourly employees of the Employer and its affiliates. Employees are eligible to participate on the first day of the calendar month following employment. The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974 (ERISA) and has been amended to comply with the Tax Reform Act of 1986 and subsequent revenue acts.

Contributions: Each year, participants may contribute from 1 percent up to 15 percent, in whole percentages, of annual compensation, as defined in the plan. The Employer contributes a percent of the first 6 percent of eligible compensation that a participant contributes to the plan, as defined. The Employer receives a federal tax deduction for amounts contributed to the Plan subject to certain limitations. The Employer's matching percentage ranges from 30 percent to 100 percent depending on the ratio of the Employer's consolidated net income for the Plan year to its consolidated net sales for the Plan year, as defined in the Plan document. For a ratio up to 3.8 percent, the Employer contribution is 30 percent. The contribution gradually increases to 100 percent as the ratio increases to 8.6 percent. For the plan years ended December 31, 1997 and 1996, the ratio was 3.9 percent and 7.1 percent, respectively. The corresponding match on the first 6 percent of the participant's eligible compensation that a participant contributed for December 31, 1997 and 1996, was 40 percent and 80 percent, respectively, as defined. The Plan permits the Employer to modify this formula provided it is amended prior to December 15 of the preceding Plan year. Additional amounts may be contributed at the option of the Employer's Board of Directors. Contributions are subject to certain limitations.



NOTE 2.PLAN DESCRIPTION (CONTINUED)

Participant accounts: Each participant's account is credited with participant contributions, the Employer's matching contribution, if any, and an allocation of investment earnings. The allocation is based on the participant's account balance, as defined. The benefit to which a participant is entitled is the benefit that can be provided from the participant's account.

Vesting: Participants' and employer's contributions and earnings thereon are immediately vested.

Payment of benefits: Generally, upon termination of service for any reason, a participant may elect to receive a lump-sum amount equal to the value of the
participant's  account.   At  the  attainment of  age  59.5, subject to certain
limitations as defined, the participant may make withdrawals from his account of the amounts attributable to pretax contributions and Employer contributions, increased by any gains and earnings and decreased by any losses attributable thereto and distributions made therefrom. The method of payment, whether in cash or stock, is subject to certain conditions and elections as defined in the Plan document. Distributions from the Plan are subject to federal income tax rules and regulations.

Investment  options:   Upon  enrollment in  the Plan,  a participant  may direct
contributions in any of seven investment options. At December 31, 1997 and 1996, there were 509 and 453 employees, respectively, participating in the Plan. The funds are invested in shares of a registered investment company except for the Portec, Inc. Stock Fund which is invested in common stock of the Company.

Portec, Inc. Common Stock Fund - Invests in common stock of Portec, Inc. and temporarily in short-term money market instruments. All of the Employer match is invested in this fund.
T-Rowe Price Associates New Horizons Fund - Invests in common stock of small, rapidly growing companies in a broad range of industries.
T-Rowe Price Associates Prime Reserve Fund - Invests in high-quality domestic and foreign money market securities, including U.S. Treasury bills and certificates of deposit that have an average maturity of 90 or fewer days. T-Rowe Price Associates Short-Term Bond Fund - Invests primarily in short-term U.S. Treasury notes and corporate bonds that have an average maturity of three or fewer years.
T-Rowe Price Associates Equity Income Fund - Invests in a portfolio of common stocks of established companies that pay above-average dividends and have prospects of future dividend increases.
T-Rowe Price Associates Small-Cap Value Fund - Invests primarily in common stocks of small companies which are believed to be undervalued at the time of purchase and to have potential for capital appreciation.


NOTE 2.PLAN DESCRIPTION (CONTINUED)

T-Rowe Price Associates International Stock Fund - Invests in common stocks of large, established non-U.S. companies that are broadly diversified in Europe, the Far East, Australia, Canada, and other areas.
Participants may change their deferral elections once per month and investment elections at any time.

Participant notes receivable: Participants may borrow from their fund accounts a minimum of $200 up to a maximum equal to the lesser of $50,000 or 50 percent of their account balance. Loan transactions are treated as a transfer to (from) the investment fund from (to) the Participant Notes Receivable Fund. Loan terms range from 1-5 years or up to 10 years for the purchase of a primary residence. The loans are collateralized by the balance in the participant's account and bear interest at a rate commensurate with local prevailing rates as determined by the Plan administrator. Interest rates currently range from 6.25 percent to
9.25 percent.  Principal and interest is paid through payroll deductions.

Related Party Transactions

Certain Plan investments are shares of registered investment companies managed by T-Rowe Price Associates. T-Rowe Price Trust Company is the trustee, as defined by the Plan and, therefore, these transactions qualify as party-in-interest. Furthermore, T-Rowe Price Retirement Plan Service, Inc. is providing plan administration services to the Plan. Fees are paid by the Employer. Certain other administrative expenses are paid by the Employer on behalf of the Plan. The amount of these expenses is not significant to the financial statements.

As of December 31, 1997 and 1996, the Plan held 265,279 and 230,561 shares, respectively, of Portec, Inc. common stock with a cost of $2,712,027 and $1,706,562, respectively, and a fair value of $3,846,540 and $2,276,786, respectively.

During the year ended December 31, 1997, 62,539 shares of Portec, Inc. common stock were purchased at values ranging from $14.75 to $9.50 for a total of $683,682. In 1997, 27,821 shares of Portec, Inc. common stock were sold at values ranging from $14.375 to $9.50 for a total of $282,460.

During the year ended December 31, 1996, 39,848 shares of Portec, Inc. common stock were purchased at values ranging from $8.875 to $11.125 for a total of $297,026. In 1996, 20,117 shares of Portec, Inc. common stock were sold at values ranging from $8.875 to $11.125 for a total of $177,765.

Shares of the Company's common stock are either funded by the Company's authorized but not issued and outstanding shares or acquired through T. Rowe Price Financial Center, the Plan's broker.

The fair values of the Portec, Inc. common stock are determined by and all purchases and sales of the stock are transacted on the New York Stock Exchange.



Sale of Corporate Divisions

In the fourth quarter of 1997 Portec, Inc. signed definitive agreements to sell the Railway Maintenance Products Division, the Shipping Systems Division, and the Construction Equipment Division. Plan participants of the Railway Maintenance Products Division, and Shipping Systems Division, were given the opportunity to take distributions from the plan at the time the divisions were sold. The method of payment, either cash or stock, is subject to certain conditions and elections as defined in the Plan document. Account balances of Plan participants of the Construction Equipment Division were transferred directly to a successor trustee of the purchasing employer.

Plan Termination

Although it has not expressed any intent to do, the Employer has the right under the Plan to discontinue its contributions at any time and to terminate the Plan subject to the provisions of ERISA.

Tax Status

The Internal Revenue Service has determined and informed the Employer by a letter dated October 25, 1995, that the Plan and related trust are designed in accordance with applicable sections of the Internal Revenue Code (IRC). The Plan has been amended since receipt of the Internal Revenue Service determination letter, to comply with changes in law and operation of the plan. The Plan administrator and the Plan's tax counsel believe that the Plan is currently being operated in compliance with the applicable requirements of the IRC.

Subsequent Event

On March 11, 1998 Portec, Inc. signed a definitive agreement to be acquired by another company. The transaction is structured as a merger with Portec, Inc. as the surviving company. In the merger, each share of Portec common stock will be converted into the right to receive $16 per share in cash. No changes with respect to operation of the plan are anticipated at this time.
 ITEM 27(A) - SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES

 DECEMBER 31, 1997



(a)   Identity of Issue/Description of Investment                                Cost            Fair Value



  *    Portec, Inc. Common Stock                                             $  2,718,028     $    3,846,540
       Shares held with registered investment company:

         T-Rowe Price Associates:
  *        New Horizons Fund                                                    2,348,202          2,505,699

  *        Prime Reserve Fund                                                   1,139,786          1,139,786

  *        Short-Term Bond Fund                                                   840,008            841,658
  *        Equity Income Fund                                                   5,112,302          5,779,227

  *        Small-Cap Value Fund                                                   477,711            546,240
  *        International Stock Fund                                               407,823            391,386

                                                                                13,043,86         15,050,536


       Participant Notes Receivable (interest rates range

         from 9.25 percent to 9.50 percent)                                       250,604            250,604

                                                                             $  13,294,46     $   15,301,140



  *    Identifies a party known to be a party-in-interest.




 ITEM 27(D) - SCHEDULE OF REPORTABLE TRANSACTIONS
 YEAR ENDED DECEMBER 31, 1997


                                               Purchases                                 Sales

                                         Total                       Total

 Identity of Party Involved/            Number of       Total        Number of      Total        Total        Total
 Description of Asset                   Purchases       Price        Sales          Cost        Proceeds      Gains




 SERIES OF TRANSACTIONS
 Shares of registered investment companies

   T-Rowe Price Associates
     Prime Reserve Fund                       45  $     497,261           47   $  326,995   $   326,995  $       -

     Equity Income Fund                       53      1,054,798           43      539,852       750,576      210,724

 Portec, Inc. Common Stock                    34        683,682           53      189,059       282,460       93,401
